INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Med-Tech Solutions, Inc.
(A Development Stage Company)

We consent to the use in Amendment No. 3 to the Registration Statement of Med-Tech Solutions Inc. on Form SB-2 (the “Registration Statement”) of our Auditors’ Report dated November 24, 2004 on the balance sheet of Med-Tech Solutions, Inc. as at October 31, 2004, and the related statements of operations and deficit, stockholders’ equity and cash flows for the period from incorporation on May 28, 2004 to October 31, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

"MacKay LLP"

MACKAY LLP
CHARTERED ACCOUNTANTS

Vancouver, British Columbia
Canada

August 3, 2005